Exhibit No. 99.2
                         THE SCHADEN ACQUISITION COMPANY
                                11870 Airport Way
                           Broomfield, Colorado 80021

The Board of
Directors
June 23, 1999
The Quizno's Corporation
1099 18th Street Suite 2850
Denver, Colorado 80202

Gentlemen:

In connection with the letter to you dated, December 29, 1999, from my father and me, set forth below is our restated and amended offer to acquire all of the outstanding shares of the Common Stock, par value $.001 (the "Common Stock"), of The Quizno's Corporation (the "Company"), not currently owned by our group on the terms and conditions set forth in this letter. Our restated and amended offer is that each holder of such shares would receive $8.00 per share of Common Stock payable in cash. Our offer is being made through The Schaden Acquisition Company.

We request that this offer be referred to the Special Committee of the Board of Directors for evaluation of this offer in accordance with the instructions of the Board of Directors in the resolution creating the Special Committee.

Our proposal is conditioned upon the execution of a definitive acquisition agreement containing such mutually agreeable terms and conditions as are customary in agreements of this sort, including but not limited to customary representations, warranties, covenants and conditions. It is also subject to, among other things, (1) the approval of the transaction by the Special Committee, the Board of Directors and the stockholders of the Company, (2) receipt of satisfactory financing for the transaction, (3) receipt of a fairness opinion or an appraisal of the fair value of the shares to the Special Committee that indicates that the price payable to the stockholders is fair value to the stockholders of the Company, and (4) the receipt of all necessary regulatory approvals.

We would like to proceed with this transaction as soon as possible. We reserve the right to modify or withdraw this proposal at any time prior to the execution and delivery of the definitive acquisition agreement in the event that we become aware of any facts or circumstances that we determine, in our sole discretion, make such action appropriate. We will not have any obligation to the Company or its stockholders with respect to this proposal prior to the execution and delivery of the definitive acquisition agreement.

We and our advisers are prepared to respond to any request of the Special Committee and its advisers to facilitate the advancement of this transaction. If we are not available for any reason, please feel free to contact Lyle Stewart, who is representing us in this matter and who will be able to reach us as necessary.

Very truly yours,

THE SCHADEN ACQUISITION COMPANY

By: /s/ Richard E. Schaden
        Richard E. Schaden, President